                          SOUTHERN MINERAL CORPORATION


  EXHIBIT 11.1 COMPUTATION OF EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                            Quarter Ended       Quarter Ended
                                            March 31, 1997      March 31, 1996
                                                      Fully               Fully
                                           Primary   Diluted   Primary   Diluted
                                           -------   -------   -------   -------
Net Earning                                $ 1,111   $ 1,111   $   825   $   825
                                           =======   =======   =======   =======


Weighted average number of common
  shares outstanding                         9,005     9,005     6,449     6,449

Excess of shares issuable upon exercise
  of stock options over shares deemed
  retired under the "treasury stock"
  method                                     1,180     1,180        73       301
                                           -------   -------   -------   -------

Weighted average number of common
  and dilutive common equivalent shares
  outstanding                               10,185    10,185     6,522     6,750
                                           =======   =======   =======   =======

Earnings per common and common
  equivalent share
                                           $  0.11   $  0.11   $  0.13   $  0.12
                                           =======   =======   =======   =======